                                                                   EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-4) and to the incorporation by reference therein of our report dated August 18, 1995 with respect to the December 28, 1994 combined financial statements of Mobil Plastics Division of Mobil Corporation included in the Current Report of Tenneco Inc. on Form 8-K dated November 17, 1995 filed with the Securities and Exchange Commission and to the use of our report dated August 9, 1996 with respect to the combined financial statements of Mobil Plastics Division of Mobil Oil Corporation for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994 in this Registration Statement.

                                          Ernst & Young LLP
Buffalo, New York
October 11, 1996